Exhibit 99.1

Sahara Media, Inc.

Pro Forma Condensed
Combined Financial Statements
June 30, 2008 (unaudited)

Sahara Media, Inc.

Index to Pro Forma Condensed Combined Financial Statements

Page

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements	1

Unaudited Pro Forma Condensed Combined Balance Sheet	2

Unaudited Pro Forma Condensed Combined Statements of Operations	3 - 4

Notes to Unaudited Pro Forma Condensed Combined Financial Statements	5

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of our acquisition of Sahara Media, Inc. (“Sahara”) (the “Exchange Transaction”) and the purchase by certain investors of shares of our common stock (the “Financing”) on our historical financial position and our results of operations. We have derived our historical financial data for the year ended December 31, 2007 and the six months ended June 30, 2008 from our audited financial statements for the year ended December 31, 2007 and the six months ended June 30, 2008 previously filed in our reports with the Securities and Exchange Commission after giving effect to the merger of Sahara into Sahara Media Acquisitions Inc., a subsidiary of Mac Filmworks, formed exclusively for the merger. We have derived the historical financial position of Sahara for the period from January 18, 2005 (date of inception) to December 31, 2007 and the six months ended June 30, 2008 from Sahara’s audited financial statements.  Sahara’s audited financial statements are included elsewhere in this Form S-1.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 and for the six months ended June 30, 2008 assume that the Exchange Transaction and Financing were consummated on January 1, 2007. The unaudited pro forma condensed combined balance sheet as of June 30, 2008 assumes the Exchange Transaction and Financing were consummated on that date. The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Exchange Transaction and Financing occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the Exchange Transaction and Financing.

Not all pro-forma information required by Article 11 of Regulation S-X has been included as Mac Filmworks had no significant operations at the time of the acquisition and that information is not meaningful, nor material to the post-transaction entity.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of us and Sahara.

Sahara Media Inc.
(A Development Stage Enterprise)
Pro forma condensed combined balance sheet
as of June 30, 2008

			Pro Forma
	Mac	Sahara	Adjustments	A	Total
Assets
Current assets:
Cash and cash equivalents	$6,650	$-			$6,650
Other	-	3,270			3,270
Total current assets	6,650	3,270			9,920

Cash in escrow	-	63,500			63,500

Intangible assets, net	-	312,366			312,366

Total assets	$6,650	$379,136			$385,786

Liabilities and stockholders' deficiency
Current liabilities:
Cash overdraft	$-	$115,173			$115,173
Accounts payable and accrued expenses	57,379	22,910			80,289
Advances from shareholders	10,000	-			10,000
Total current liabilities	67,379	138,083			205,462

Stockholders' deficiency:

Preferred stock, $.0001par value,
10,000,000 shares authorized;
No shares issued or outstanding	-	-			-

Common stock, $0.003 par value;	2,454	162	(2,616)	E	50,964
50,000,000 shares authorized;			50,964	E
16,988,011 shares issued
and outstanding at June 30, 2008

Additional paid in capital	2,508,341	2,561,316	(2,508,341)	F	2,512,968
			(50,964)	E
			2,616	E
Deficit accumulated during the development stage	(2,571,524)	(2,320,425)	2,508,341	F	(2,383,608)
Total stockholders' deficiency	(60,729)	241,053			180,324

Total liabilities and stockholders' deficiency	$6,650	$379,136			$385,786

The accompanying notes are an integral part of these financial statements

Sahara Media, Inc.
(A Development Stage Enterprise)
Pro forma condensed combined statement of operations
for the year ended December 31, 2007 (unaudited)

			Year
			Ended
			Pro Forma		Sahara
	Mac	Sahara	Adjustments		Media

Revenue	$-	$2,347	$-		$2,347

Costs and expenses:
Product development	-	143,351			143,351
Selling and marketing	-	74,482			74,482
General and administrative	21,443	456,254			477,697
Loss from continuing operations	(21,443)	(671,740)			(693,183)

Loss from discontinued operations	(599,590)	-	599,590	B	-

Net loss	(621,033)	(671,740)	599,590	B	(693,183)

Interest expense- related party	-	(37,663)			(37,663)
Interest expense	-	(19,326)			(19,326)

Net loss	$(621,033)	$(728,729)	$599,590		$(750,172)

Loss per share from continuing
operations	$(0.04)	$(0.37)			$(0.31)

Basic and Diluted Weighted
Average shares	13,925,620	1,946,939	13,461,433	C	2,411,126

The accompanying notes are an integral part of these financial statements

Sahara Media, Inc.
(A Development Stage Enterprise)
Pro forma condensed combined statement of operations
for the six months ended June 30, 2008 (unaudited)

			Pro Forma		Sahara
	Mac	Sahara	Adjustments		Media

Revenue	$-	$2,924	$-		$2,924

Costs and expenses:
Product development	-	101,137			101,137
Selling and marketing	-	27,871			27,871
General and administrative	48,863	201,650			250,513

Loss from operations	(48,863)	(327,734)			(376,597)

Interest expense- related party	-	(17,053)			(17,053)
Interest expense	-	(15,238)			(15,238)

Net loss	$(48,863)	$(360,025)			$(408,888)

Loss per share from
continuing operations	$(0.00)	$(0.24)			$(0.18)

Basic and Diluted Weighted
Average shares	24,390,324	1,507,025	23,577,313	C	2,320,036

The accompanying notes are an integral part of these financial statements

Sahara Media, Inc.
Notes to pro forma condensed combined financial statements
June 30, 2008 (Unaudited)

[A]
The Exchange Transaction effected a change in control and is deemed to be a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, Mac Filmworks (the legal acquirer) is considered the accounting acquiree and Sahara Media, Inc. (the legal acquiree) is considered the accounting acquirer.

[B]	To eliminate the loss from discontinued operations.

[C]	Pro forma adjusted common shares
	for year ended December 31, 2007

	Mac common shares prior to reverse split	13,925,620

	Pro forma adjustment for 30/1 split	13,461,433

	Mac adjusted common shares	464,187

	Sahara common shares weighted average	1,946,939

	Pro forma common shares	2,411,126

	Pro forma adjusted common shares
	six months ended June 30, 2008

	Mac common shares prior to reverse split	24,390,324

	Pro forma adjustment for 30/1 split	23,577,313

	Mac adjusted common shares	813,011

	Sahara common shares weighted average	1,507,025

	Pro forma common shares	2,320,036

[D]	To eliminate the loss from discontinued operations.

[E]	To record issuance of common stock.

[F]	To eliminate the additional paid-in-capital and the accumulated deficit of Mac Filmworks.